Exhibit 15.1
July 15, 2011
Le Gaga Holdings Limited
Unit 1105, The Metropolis Tower
10 Metropolis Drive
Hung Hom, Kowloon
Hong Kong
Ladies and Gentlemen:
We hereby consent to the use of our name under the captions “Risk Factors” and “Regulations” in Le Gaga Holdings Limited’s Annual Report (the “Annual Report”) on Form 20-F for the year ended March 31, 2011, which will be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on July 15, 2011. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.